Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/572-5100 www.kslaw.com

August 9, 2011

SunTrust Banks, Inc.

303 Peachtree Street, N.E.

Atlanta, Georgia 30308

Re:	SunTrust Banks, Inc. Global Medium-Term Notes, Series A

Ladies and Gentlemen:

We have acted as counsel to SunTrust Banks, Inc., a Georgia corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-161712) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the issuance by the Company of the Company’s Global Medium-Term Notes, Series A (the “Notes”) pursuant to the Master Agency Agreement dated as of September 13, 2010 (the “Master Agency Agreement”) among the Company and the agents named therein. The Notes are issued under an Indenture dated as of September 10, 2007 (the “Indenture”), between the Company and U.S. Bank National Association, as the trustee (the “Trustee”).

In connection with this opinion, we have reviewed the Master Agency Agreement, the Indenture, and a specimen of the master global note to which the pricing supplements relating to the Notes have been and will be appended (which together represent the Notes). We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of the Company, and of certain officers of the Company.

This opinion is limited in all respects to the laws of the States of Georgia and New York, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

SunTrust Banks, Inc.

August 9, 2011

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(i) The Company is a validly existing corporation under the laws of the State of Georgia;

(ii) The Notes have been duly authorized and executed, and, assuming the Notes have been duly authenticated by the Trustee in accordance with the Indenture and paid for pursuant to the terms of the Master Agency Agreement, constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally, and the effects of general principles of equity.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We hereby consent to the filing of this opinion as an Exhibit to the current report on Form 8-K filed on August 9, 2011 and to the reference to us under the caption “Legal Matters” in the Prospectus contained in the Registration Statement and the Prospectus Supplement dated September 10, 2010 relating to the Notes.

Very truly yours,

/s/ KING & SPALDING LLP